EXHIBIT 10.3

December 7, 2010

PERSONAL & CONFIDENTIAL
Duncan Nightingale
c/o Gran Tierra Energy Inc
300, 625-11th Avenue SW
Calgary, AB T2R 0E1

Dear Duncan:

RE: EXPATRIATE ASSIGNMENT TO GRAN TIERRA ENERGY COLOMBIA LTD. (“GTEC”)

We are very pleased that you are willing and able to take on an expatriate assignment in the Bogota office of GTEC. In accordance with our discussions, this letter summarizes the terms and conditions of that assignment. You will remain an employee of Gran Tierra Energy Inc. (“GTEI”), but will be seconded to GTEC, and will be considered on an international assignment to Bogota, Colombia.
Please note that this assignment is conditional on you being granted all necessary permits and approvals to work in Colombia, including a valid Work Permit and Residency Visa by the applicable Colombia authorities. This assignment is also conditional on you complying with all Canadian and Colombia laws and regulations, including all tax and security laws and regulations.

1.	EFFECTIVE DATE – January 1st, 2011

2.	POSITION – Senior Manager, Planning & Project Management. The position description is attached. This is the same position description you discussed with Dana Coffield, Julian Garcia and I.

3.
DURATION – The duration of this assignment will be for a period at the discretion of GTEI, up to a maximum of 36 months.  If you and GTEI agree, your assignment in Bogota may extend beyond December  31, 2013.  However, in that event, you will automatically convert to local compensation, terms and conditions of employment effective January 01, 2014, and none of the expatriate compensation outlined in this letter will be continued after December 31, 2013.

4.
REPORTING TO: The President of GTEC. As a secondee to GTEC, you are required as a term of your employment to comply with all policies, practices and security protocols that apply to the employees and staff of GTEC.

5.	COMPENSATION –

A. Your base salary of CDN$ 236,900.00 remains the same.   Your base salary will be reviewed on an annual basis as part of the normal salary planning process.   A hypothetical tax, as explained below in section 8 will be deducted from this base pay

B. Your eligibility and Short Term Incentive Bonus (STI) target of 50% of base salary remains the same.  A hypothetical tax rate of 39% will be deducted from any bonus paid because this is the highest marginal tax bracket for Alberta.  This 39% STI tax deduction is in addition to the hypothetical tax referenced below in section 8.

C. Your eligibility for the Long Term Incentive Plan (LTIP) remains the same.  You are responsible for all taxation implications with respect to your LTIP.

D. We have created an employee Benefits plan approximately equivalent to what you received under the GTE Canada Group Benefits Plan immediately prior to your assignment date.  A unique Benefits plan for yourself has been created with Norfolk Mobility Benefits of Calgary.  The premiums will be fully paid by the company.  A summary of your employee benefits coverage provided through Norfolk Mobility Benefits will be provided.

E. Out-of-country health care coverage provided through Medex 360.

F. Hardship Location Payment of 20% of annual base salary, to be reviewed annually.

G. Goods and Services Differential of CDN$41, 664 per year, to be reviewed annually.

H. Vacation of 5 weeks per year.

I. Leased company vehicle with escort driver trained in security and approved by GTEC security personnel and management.

J. A club membership at the El Rancho Club is provided by GTEI and is valued at USD$12,700 per year..

Attached please find the AIRINC International Compensation Worksheet which illustrates your compensation package.

These compensation components are based on the currently existing terms and conditions applicable to employees of your position in Canada and Colombia and will be reviewed annually. GTEI retains the right to amend, change or discontinue any policy or program as it deems necessary. The changes will apply to you in the same manner as they apply to other employees.

6.
BOGOTA ACCOMMODATION – GTEI will provide an accommodation allowance of CDN$ 7853/month.  This accommodation allowance is to be used by you to lease a fully furnished two bedroom apartment in Bogota.  The apartment must be chosen in conjunction with and approved by GTEC security personnel and management. You are responsible for paying for all accommodation costs relating to the apartment, including rent, electricity, gas, water, condominium fees, telephone, television, and internet.  GTEI’s only obligation in this regard is to pay you the accommodation allowance.

7.
CALGARY PROPERTY MANAGEMENT FEES - GTEI will pay your property management fees in Calgary to a maximum of 16% of the gross rent each month for the duration of your expatriate assignment in Bogota.  In addition, GTEI will pay a one time lease management fee of CDN$500.00 and a one time advertisement fee of up to CDN$500.00.

8.
TAXATION– GTEI will ensure that your income tax obligations with respect to your GTEI sourced income are no greater or less than they would have been had you remained employed on your existing financial terms in Calgary.  This will be achieved through:  1) a deduction of a hypothetical income tax from your assignment income, and 2) the payment by GTEI of your tax liabilities on all company income subject to Canadian and Colombian taxation. The tax equalization will be calculated on the basis of information provided by Ernst and Young.

As noted above, a 39% hypothetical tax will be deducted from any STI payments made to you, and is over and above the hypothetical tax deducted on your behalf.

As noted above, you are responsible for all taxation implications associated with your LTIP.  LTIP tax considerations are over and above the hypothetical tax deducted on your behalf.

At the end of each calendar year, Ernst and Young will prepare Canada and Colombia income tax filings for you as required, and prepare a tax reconciliation with the intention of keeping you tax equalized to Canada for the duration of your assignment.  GTEI does not assume any responsibility for any other personal taxes you may be liable for in Canada, Colombia, or any other jurisdiction.  You will be expected to cooperate with Ernst and Young fully and in a timely basis in filing tax returns.

9.
HOME VISITS – For personal use, you will be provided CDN$6000 to be used for airfare to Calgary per 12 month period. In case of immediate family medical emergencies, you will be provided with additional return airfares to Calgary or equivalent.

10.
BOGOTA SETTLEMENT ALLOWANCE – You will receive a settlement allowance of one month’s current base salary. In the event that you request to terminate your Bogota assignment or your employment with GTEI is terminated for cause within one year from January 1, 2011, this settlement allowance will be prorated for the portion of the one year period that you we engaged in the assignment and the balance will be payable to GTEI and may be offset against any funds owed by GTEI to you.

11.
SHIPPING – As you will be on assignment on a single status basis you are not expected to move any furniture, etc.  Only your clothing and other personal effects will be shipped to Bogota on air freight by GTEI, to a maximum weight of 150 kg.

12.	LANGUAGE TRAINING - You will be provided with Spanish language training in Bogota to a maximum of USD$11,200 per year.

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13.
REPATRIATION – At the end of your assignment, you will be relocated back to Calgary. You will be provided with a business class airfare and all your clothing and personal effects (excluding furniture, appliances, etc.) will be shipped to Calgary, to a maximum air shipment weight of 150 kg.   A re-settlement allowance of 50% of one month’s base salary will be paid to you at that time.

This is the entire agreement between you and GTEI for this temporary assignment to Bogota. If you have any questions, please contact me.

Sincerely,

/s/ Shane O’Leary

Shane O’Leary
Chief Operating Officer

I accept the above terms and conditions: /s/ Duncan Nightingale  Date December 7, 2010

Attached:                      Position Description
AIRINC International Compensation Worksheet